EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following registration statements on Form S-3 and Form S-8 of our reports dated February 23, 2024, relating to the financial statements of The Hartford Financial Services Group, Inc. and its subsidiaries (the “Company”) and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K of The Hartford Financial Services Group, Inc. for the year ended December 31, 2023.

Form S-3 Registration No.	Form S-8 Registration Nos.
333-262879	333-105707
333-49170
333-105706
333-34092
033-80665
333-12563
333-125489
333-157372
333-160173
333-168537
333-197671
333-240245

/s/ DELOITTE & TOUCHE LLP
Hartford, Connecticut
February 23, 2024
312